Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to the Registration Statement No. 811-03329 on Form N-1A of Variable Insurance Products Fund, of our report dated February 18, 2005 appearing in the Annual Report to Shareholders of Value Portfolio for the year ended December 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 28, 2005